EXHIBIT 23.1

CONSENT OF GUMBINER SAVETT INC.,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Axesstel, Inc.

San Diego, California

We hereby consent to the use in this Amendment No. 3 to Registration Statement on Form SB-2 (Registration No. 333-119760) of our report dated January 28, 2005, except for Note 12 as to which the date is February 5, 2005 relating to the consolidated financial statements of Axesstel, Inc., for the years ended December 31, 2004 and 2003, appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the caption “Experts” in such Prospectus.

/s/ Gumbiner Savett Inc.

GUMBINER SAVETT INC.

Santa Monica, California

February 5, 2005